Exhibit 99.1

Bristol-Myers Squibb Reports Third Quarter 2013 Financial Results

•	Posts Third Quarter GAAP EPS of $0.42 and Non-GAAP EPS of $0.46

•	Net Sales Increased 9% to $4.1 Billion in the Third Quarter, Led by Double-Digit Gains for Yervoy®, Orencia® and Sprycel®

•	Important New Clinical Data for Immuno-Oncology and Diabetes Franchises Presented

•	Confirms 2013 GAAP EPS Guidance Range of $1.41 to $1.49 and Non-GAAP EPS Guidance Range of $1.70 to $1.78

(NEW YORK, October 23, 2013) - Bristol-Myers Squibb Company (NYSE: BMY) today reported results for the third quarter of 2013 highlighted by the strong performance of key marketed products such as Yervoy, Orencia and Sprycel, the presentation of important clinical data for its immuno-oncology pipeline, and the presentation of key cardiovascular outcomes data for Onglyza®. The company also confirmed GAAP EPS and non-GAAP EPS guidance ranges for 2013.

“In the third quarter, we demonstrated solid financial performance and presented new clinical data further characterizing key brands from our immuno-oncology and diabetes franchises,” said Lamberto Andreotti, chief executive officer, Bristol-Myers Squibb. “As we continue to execute against our strategy today, we remain focused on investing in the meaningful opportunities that will drive the long-term growth of our company.”

	Third Quarter
$ amounts in millions, except per share amounts	2,013	2,012	Change
Net Sales	4,065	3,736	9%
GAAP Diluted EPS	0.42	(0.43)	**
Non-GAAP Diluted EPS	0.46	0.41	12%

** In excess of +/- 100%

THIRD QUARTER FINANCIAL RESULTS

•	Bristol-Myers Squibb posted third quarter 2013 net sales of $4.1 billion, an increase of 9% compared to the same period a year ago.

•	U.S. net sales increased 1% to $2.0 billion in the quarter compared to the same period a year ago. International net sales increased 18% to $2.0 billion.

•	Gross margin as a percentage of net sales was 71.1% in the quarter compared to 73.6% in the same period a year ago.

•	Marketing, selling and administrative expenses decreased 8% to $980 million in the quarter.

•	Advertising and product promotion spending increased 16% to $194 million in the quarter.

•	Research and development expenses decreased 6% to $893 million in the quarter.

•	The effective tax rate on earnings before income taxes was 15.4% in the quarter, compared to a tax benefit rate of 43.4% in the third quarter last year.

•	The company reported net earnings attributable to Bristol-Myers Squibb of $692 million, or $0.42 per share, in the quarter compared to a net loss of $711 million, or $0.43 per share, a year ago.

•	The 2012 tax benefit rate and net loss were due to a non-cash impairment charge included in the third quarter of 2012 resulting from the discontinued development of BMS-986094.

•
The company reported non-GAAP net earnings attributable to Bristol-Myers Squibb of $768 million, or $0.46 per share, in the third quarter, compared to $685 million, or $0.41 per share, for the same period in 2012. An overview of specified items is discussed under the “Use of Non-GAAP Financial Information” section.

•	Cash, cash equivalents and marketable securities were $6.3 billion, with a net debt position of $867 million as of September 30, 2013.

THIRD QUARTER PRODUCT AND PIPELINE UPDATE

Bristol-Myers Squibb’s global sales in the third quarter included Yervoy, which grew 33%, Onglyza/Kombiglyze™ , which grew 19%, Sprycel, which grew 20%, Orencia, which grew 22% and Baraclude®, which grew 9%.

Eliquis®

•
In September, at the 2013 European Society of Cardiology (ESC) Congress in Amsterdam, the company and its partner, Pfizer, announced the results of a post-hoc subanalysis from the Phase III ARISTOTLE trial. The subanalysis evaluated Eliquis compared to warfarin in patients with or without certain types of valvular heart disease, including mitral regurgitation, mitral stenosis, aortic regurgitation, aortic stenosis, tricuspid regurgitation or valve surgery. The subanalysis findings in this population are consistent with the overall ARISTOTLE results, demonstrating in this patient population that Eliquis reduced stroke or systemic embolism, caused fewer major bleeding events and reduced all-cause mortality as compared to warfarin.

•
The companies also announced at the ESC Congress the results of another post-hoc subanalysis from ARISTOTLE showing that among patients with nonvalvular atrial fibrillation who were treated with Eliquis, clinical events such as stroke or systemic embolism, major bleeding and all-cause death were similar and uncommon in the 30-day period following a medical procedure regardless of whether Eliquis was stopped prior to the procedure or continued during the procedure.

Onglyza

•
In September at the ESC Congress, the company and its partner AstraZeneca announced the full results of the SAVOR clinical trial in adult patients with type 2 diabetes. In this study, Onglyza met the primary safety objective, demonstrating no increased risk for the primary composite endpoint of cardiovascular death, non-fatal myocardial infarction or non-fatal ischemic stroke, when added to a patient's current standard of care (with or without other anti-diabetic therapies), as compared to placebo. Onglyza did not meet the primary efficacy endpoint of superiority to placebo for the same composite endpoint. Patients treated with Onglyza experienced improved glycemic control and reduced development and progression of microalbuminuria over two years as assessed in exploratory analyses. In September, at the Annual Meeting of the European Association for the Study of Diabetes (EASD), additional subanalyses from SAVOR were presented. These subanalyses found no increased rate of hypoglycemia among patients treated with Onglyza compared to placebo when added to metformin monotherapy, at baseline. These subanalyses also found higher rates of hypoglycemia only in the Onglyza group compared to the placebo group among patients taking sulfonylureas, agents known to cause hypoglycemia, at baseline. In addition, the subanalyses found that rates of adjudication-confirmed pancreatitis were balanced between the Onglyza and placebo treatment groups. Observed rates of pancreatic cancer were also low (5 patients in the Onglyza arm versus 12 patients in the placebo arm).

Yervoy

•
In September, at the European Cancer Congress (ECC) in Amsterdam, results were presented from a pooled analysis of survival data for 12 studies in patients with metastatic or locally advanced or unresectable melanoma who were treated with Yervoy at different doses and regimens, including the investigational dose of 10 mg/kg and some patients who were followed for up to 10 years. The analysis found that a plateau in the survival curve begins at three years, with some patients followed for up to 10 years. At three years, 22% of patients were alive.

•
Also at the ECC in September, the company announced results from a Phase III randomized, double-blind clinical trial comparing Yervoy to placebo following radiation in patients with advanced metastatic castration-resistant prostate cancer who received prior treatment with docetaxel. Although the study’s primary endpoint of overall survival did not reach statistical significance, anti-tumor activity was observed across some efficacy endpoints, including progression free-survival.

•
In September, the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency adopted a positive opinion recommending first-line use of Yervoy in chemotherapy-naïve advanced melanoma patients. The CHMP's positive opinion will now be reviewed by the European Commission, which has the authority to approve medicines for the European Union.

Dapagliflozin

•
In September, at the EASD annual meeting, the company and its partner, AstraZeneca, announced results from a Phase III study evaluating dapagliflozin in adult patients with type 2 diabetes who were inadequately controlled on combination treatment with metformin plus sulfonylurea. Patients treated with dapagliflozin 10 mg as an add-on therapy to metformin plus sulfonylurea demonstrated significant improvements in glycosylated hemoglobin levels (HbA1c) and significant reductions in fasting plasma glucose and in body weight compared to placebo at 24 weeks. Significant improvements were also observed in seated systolic blood pressure at eight weeks in patients treated with dapagliflozin compared to placebo. Dapagliflozin is marketed as Forxiga® outside the United States.

•	In July, the U.S. Food and Drug Administration accepted the New Drug Application (NDA) resubmission for dapagliflozin. The Prescription Drug User Fee Act action date is January 11, 2014.

THIRD QUARTER BUSINESS DEVELOPMENT UPDATE

•	In July, the company announced a 10-year agreement with Samsung BioLogics to manufacture Yervoy for the company in South Korea for certain international markets.

2013 FINANCIAL GUIDANCE

Bristol-Myers Squibb is confirming its 2013 GAAP EPS guidance range of $1.41 to $1.49 and its 2013 non-GAAP EPS Guidance Range of $1.70 to $1.78. Both GAAP and non-GAAP guidance assume current exchange rates. Key 2013 non-GAAP guidance assumptions remain unchanged. The non-GAAP guidance excludes specified items as discussed under “Use of Non-GAAP Financial Information.” Details reconciling adjusted non-GAAP amounts with the amounts reflected in specified items are provided in supplemental materials available on the company’s website.
The financial guidance for 2013 excludes the impact of any potential strategic acquisitions and divestitures, and any specified items that have not yet been identified and quantified.
Use of Non-GAAP Financial Information
This press release contains non-GAAP financial measures, including non-GAAP earnings and related earnings per share information. These measures are adjusted to exclude certain costs, expenses, significant gains and losses and other specified items. Among the items in GAAP measures but excluded for purposes of determining adjusted earnings and other adjusted measures are: restructuring and other exit costs; accelerated depreciation charges; in-process research and development (IPRD) and asset impairments; charges and recoveries relating to significant legal proceedings; upfront, milestone and other licensing payments for in-licensing of products that have not achieved regulatory approval which are immediately expensed; net amortization of acquired intangible assets and deferred income related to Amylin; pension settlement charges; and significant tax events. This information is intended to enhance an investor’s overall understanding of the company’s past financial performance and prospects for the future. Non-GAAP financial measures provide the company and its investors with an indication of the company’s baseline performance before items that are considered by the company not to be reflective of the company’s ongoing results. The company uses non-GAAP gross profit, non-GAAP marketing, selling and administrative expense, non-GAAP research and development expense, and non-GAAP other income and expense measures to set internal budgets, manage costs, allocate resources, and plan and forecast future periods. Non-GAAP effective tax rate measures are primarily used to plan and forecast future periods. Non-GAAP earnings and earnings per share measures are primary indicators the company uses as a basis for evaluating company performance, setting incentive compensation targets, and planning and forecasting of future periods. This information is not intended to be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP.

Statement on Cautionary Factors
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans and projections regarding the company’s financial position, results of operations, market position, product development and business strategy. These statements may be identified by the fact that they use words such as "anticipate", "estimates", "should", "expect", "guidance", "project", "intend", "plan", "believe" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, effects of the continuing implementation of governmental laws and regulations related to Medicare, Medicaid, Medicaid managed care organizations and entities under the Public Health Service 340B program, pharmaceutical rebates and reimbursement, market factors, competitive product development and approvals, pricing controls and pressures (including changes in rules and practices of managed care groups and institutional and governmental purchasers), economic conditions such as interest rate and currency exchange rate fluctuations, judicial decisions, claims and concerns that may arise regarding the safety and efficacy of in-line products and product candidates, changes to wholesaler inventory levels, variability in data provided by third parties, changes in, and interpretation of, governmental regulations and legislation affecting domestic or foreign operations, including tax obligations, changes to business or tax planning strategies, difficulties and delays in product development, manufacturing or sales including any potential future recalls, patent positions and the ultimate outcome of any litigation matter. These factors also include the company’s ability to execute successfully its strategic plans, including its business development strategy, the expiration of patents or data protection on certain products, and the impact and result of governmental investigations. There can be no guarantees with respect to pipeline products that future clinical studies will support the data described in this release, that the products will receive necessary regulatory approvals, or that they will prove to be commercially successful; nor are there guarantees that regulatory approvals will be sought, or sought within currently expected timeframes, or that contractual milestones will be achieved. For further details and a discussion of these and other risks and uncertainties, see the company's periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.
Company and Conference Call Information

Bristol-Myers Squibb is a global biopharmaceutical company whose mission is to discover, develop and deliver innovative medicines that help patients prevail over serious diseases. For more information, please visit http://www.bms.com or follow us on Twitter at http://twitter.com/bmsnews.

There will be a conference call on October 23, 2013, at 10 a.m. ET during which company executives will review financial information and address inquiries from investors and analysts. Investors and the general public are invited to listen to a live web cast of the call at http://investor.bms.com or by dialing: 913-981-5509, confirmation code: 4094914. Materials related to the call will be available at the same website prior to the call.

For more information, contact: Laura Hortas, 609-252-4587, laura.hortas@bms.com, Communications; John Elicker, 609-252-4611, john.elicker@bms.com, Ranya Dajani, 609-252-5330, ranya.dajani@bms.com, or Ryan Asay, 609-252-5020, ryan.asay@bms.com, Investor Relations.

Abilify is a trademark of Otsuka Pharmaceutical Co., Ltd.
Atripla is a trademark of Bristol-Myers Squibb Co. and Gilead Sciences, Inc.
Avapro, Avalide, and Plavix are trademarks of Sanofi.
Byetta® and Bydureon® are trademarks of Amylin Pharmaceuticals LLC and AstraZeneca Pharmaceuticals LP.
Erbitux is a trademark of ImClone LLC. ImClone Systems is a wholly-owned subsidiary of Eli Lilly and Company.
All other brand names are registered trademarks of the company and/or one of its subsidiaries.

BRISTOL-MYERS SQUIBB COMPANY
SELECTED PRODUCTS
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012
(Unaudited, dollars in millions)
The following table sets forth worldwide and U.S. reported net sales for selected products. In addition, the table includes, where applicable, the estimated total U.S. prescription change for the retail and mail-order channels for the comparative periods presented for certain of the company's U.S. pharmaceutical products based on third-party data. A significant portion of the company's U.S. pharmaceutical sales is made to wholesalers. Where changes in reported net sales differ from prescription growth, this change in net sales may not reflect underlying prescriber demand.

	Worldwide Net Sales			U.S. Net Sales
	2013	2012	% Change	2013	2012	% Change	% Change in U.S. Total Prescriptions vs. 2012
Three Months Ended September 30,
Key Products
Virology
Baraclude	$378	$346	9%	$67	$61	10%	4%
Reyataz	375	363	3%	189	197	(4)%	(2)%
Sustiva Franchise	389	370	5%	259	250	4%	—
Oncology
Erbitux	183	173	6%	180	169	7%	N/A
Sprycel	316	263	20%	134	109	23%	23%
Yervoy	238	179	33%	130	123	6%	N/A
Neuroscience
Abilify	569	676	(16)%	378	507	(25)%	2%
Metabolics
Bydureon	87	20	**	73	20	**	N/A
Byetta	106	55	93%	76	55	38%	N/A
Forxiga	7	N/A	N/A	N/A	N/A	N/A	N/A
Onglyza/Kombiglyze	211	178	19%	138	130	6%	(4)%
Immunoscience
Nulojix	7	3	**	5	3	67%	N/A
Orencia	375	307	22%	246	211	17%	N/A
Cardiovascular
Avapro/Avalide	71	95	(25)%	—	9	(100)%	N/A
Eliquis	41	—	N/A	27	—	N/A	N/A
Plavix	42	64	(34)%	18	43	(58)%	N/A

Mature Products and All Other	670	644	4%	117	129	(9)%	N/A

Total	4,065	3,736	9%	2,037	2,016	1%	N/A

**	In excess of +/- 100%

BRISTOL-MYERS SQUIBB COMPANY
SELECTED PRODUCTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012
(Unaudited, dollars in millions)
The following table sets forth worldwide and U.S. reported net sales for selected products. In addition, the table includes, where applicable, the estimated total U.S. prescription change for the retail and mail-order channels for the comparative periods presented for certain of the company's U.S. pharmaceutical products based on third-party data. A significant portion of the company's U.S. pharmaceutical sales is made to wholesalers. Where changes in reported net sales differ from prescription growth, this change in net sales may not reflect underlying prescriber demand.

	Worldwide Net Sales			U.S. Net Sales
	2013	2012	% Change	2013	2012	% Change	% Change in U.S. Total Prescriptions vs. 2012
Nine Months Ended September 30,
Key Products
Virology
Baraclude	$1,115	$1,028	8%	$208	$176	18%	6%
Reyataz	1,167	1,127	4%	582	584	—	(5)%
Sustiva Franchise	1,187	1,144	4%	785	763	3%	(2)%
Oncology
Erbitux	516	531	(3)%	506	521	(3)%	N/A
Sprycel	915	738	24%	384	295	30%	21%
Yervoy	700	495	41%	429	362	19%	N/A
Neuroscience
Abilify	1,654	2,008	(18)%	1,084	1,485	(27)%	—
Metabolics
Bydureon	205	20	**	182	20	**	N/A
Byetta	295	55	**	234	55	**	N/A
Forxiga	15	N/A	N/A	N/A	N/A	N/A	N/A
Onglyza/Kombiglyze	653	511	28%	445	376	18%	1%
Immunoscience
Nulojix	18	7	**	13	6	**	N/A
Orencia	1,047	851	23%	698	581	20%	N/A
Cardiovascular
Avapro/Avalide	173	419	(59)%	(9)	139	**	N/A
Eliquis	75	1	**	49	—	N/A	N/A
Plavix	177	2,498	(93)%	102	2,404	(96)%	N/A

Mature Products and All Other	2,032	1,997	2%	361	379	(5)%	N/A

Total	11,944	13,430	(11)%	6,053	8,146	(26)%	N/A

**	In excess of +/- 100%

BRISTOL-MYERS SQUIBB COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012
(Unaudited, dollars and shares in millions except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net Sales	$4,065	$3,736	$11,944	$13,430
Cost of products sold	1,175	987	3,346	3,535
Marketing, selling and administrative	980	1,071	3,016	3,077
Advertising and product promotion	194	167	601	585
Research and development	893	951	2,774	2,822
Impairment charge for BMS-986094 intangible asset	—	1,830	—	1,830
Other (income)/expense	5	(11)	185	(246)
Total Expenses	3,247	4,995	9,922	11,603

Earnings/(Loss) Before Income Taxes	818	(1,259)	2,022	1,827
Provision for/(benefit from) income taxes	126	(546)	177	250

Net Earnings/(Loss)	692	(713)	1,845	1,577
Net Earnings/(Loss) Attributable to Noncontrolling Interest	—	(2)	8	542
Net Earnings/(Loss) Attributable to BMS	$692	$(711)	$1,837	$1,035

Earnings/(Loss) per Common Share
Basic	$0.42	$(0.43)	$1.12	$0.62
Diluted	$0.42	$(0.43)	$1.11	$0.61

Average Common Shares Outstanding:
Basic	1,646	1,666	1,643	1,679
Diluted	1,662	1,666	1,659	1,697

Other (income)/expense

Interest expense	$46	$48	$146	$131
Investment income	(23)	(27)	(76)	(85)
Provision for restructuring	6	29	212	71
Litigation charges/(recoveries)	17	50	(5)	(100)
Equity in net income of affiliates	(42)	(40)	(128)	(150)
Out-licensed intangible asset impairment	—	—	—	38
Gain on sale of product lines, businesses and assets	—	—	(1)	(3)
Other income received from alliance partners, net	(31)	(96)	(120)	(225)
Pension settlements	37	3	138	3
Other	(5)	22	19	74
Other (income)/expense	$5	$(11)	$185	$(246)

BRISTOL-MYERS SQUIBB COMPANY
SPECIFIED ITEMS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012
(Unaudited, dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Accelerated depreciation, asset impairment and other shutdown costs	$—	$—	$—	$147
Amortization of acquired Amylin intangible assets	137	91	412	91
Amortization of Amylin collaboration proceeds	(68)	(46)	(202)	(46)
Amortization of Amylin inventory adjustment	—	9	14	9
Cost of products sold	69	54	224	201

Stock compensation from accelerated vesting of Amylin awards	—	67	—	67
Process standardization implementation costs	4	3	6	16
Marketing, selling and administrative	4	70	6	83

Stock compensation from accelerated vesting of Amylin awards	—	27	—	27
Upfront, milestone and other licensing payments	—	21	—	21
IPRD impairment	—	—	—	103
Research and development	—	48	—	151

Impairment charge for BMS-986094 intangible asset	—	1,830	—	1,830

Provision for restructuring	6	29	212	71
Acquisition and collaboration related items	—	29	(10)	42
Litigation charges/(recoveries)	—	50	(23)	(100)
Out-licensed intangible asset impairment	—	—	—	38
Loss on debt repurchase	—	8	—	27
Upfront, milestone and other licensing receipts	—	—	(14)	—
Pension settlements	37	—	136	—
Other (income)/expense	43	116	301	78

Increase to pretax income	116	2,118	531	2,343
Income tax on items above	(40)	(722)	(191)	(791)
Increase to net earnings	$76	$1,396	$340	$1,552

BRISTOL-MYERS SQUIBB COMPANY
RECONCILIATION OF CERTAIN NON-GAAP LINE ITEMS TO GAAP LINE ITEMS
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012
(Unaudited, dollars in millions)

Three months ended September 30, 2013	GAAP	Specified Items*	Non GAAP
Gross Profit	$2,890	69	$2,959
Marketing, selling and administrative	980	(4)	976
Research and development	893	—	893
Other (income)/expense	5	(43)	(38)
Effective Tax Rate	15.4%	2.4%	17.8%

Three months ended September 30, 2012	GAAP	Specified Items*	Non GAAP
Gross Profit	$2,749	54	$2,803
Marketing, selling and administrative	1,071	(70)	1,001
Research and development	951	(48)	903
Other (income)/expense	(11)	(116)	(127)
Effective Tax Rate	43.4%	(22.9)%	20.5%

*	Refer to the Specified Items schedules for further details. Effective tax rate on the Specified Items represents the difference between the GAAP and Non-GAAP effective tax rate.

BRISTOL-MYERS SQUIBB COMPANY
RECONCILIATION OF CERTAIN NON-GAAP LINE ITEMS TO GAAP LINE ITEMS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012
(Unaudited, dollars in millions)

Nine months ended September 30, 2013	GAAP	Specified Items*	Non GAAP
Gross Profit	$8,598	224	$8,822
Marketing, selling and administrative	3,016	(6)	3,010
Research and development	2,774	—	2,774
Other (income)/expense	185	(301)	(116)
Effective Tax Rate	8.8%	5.6%	14.4%

Nine months ended September 30, 2012	GAAP	Specified Items*	Non GAAP
Gross Profit	$9,895	201	$10,096
Marketing, selling and administrative	3,077	(83)	2,994
Research and development	2,822	(151)	2,671
Other (income)/expense	(246)	(78)	(324)
Effective Tax Rate	13.7%	11.3%	25.0%

*	Refer to the Specified Items schedules for further details. Effective tax rate on the Specified Items represents the difference between the GAAP and Non-GAAP effective tax rate.

BRISTOL-MYERS SQUIBB COMPANY
RECONCILIATION OF NON-GAAP EPS TO GAAP EPS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012
(Unaudited, dollars and shares in millions except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net Earnings/(Loss) Attributable to BMS — GAAP	$692	$(711)	$1,837	$1,035
Earnings attributable to unvested restricted shares	—	—	—	(1)
Net Earnings/(Loss) used for Diluted EPS Calculation — GAAP	$692	$(711)	$1,837	$1,034

Net Earnings/(Loss) Attributable to BMS — GAAP	$692	$(711)	$1,837	$1,035
Less Specified Items*	76	1,396	340	1,552
Net Earnings Attributable to BMS — Non-GAAP	768	685	2,177	2,587
Earnings attributable to unvested restricted shares	—	—	—	(1)
Net Earnings used for Diluted EPS Calculation — Non-GAAP	$768	$685	$2,177	$2,586

Average Common Shares Outstanding - Diluted	1,662	1,666	1,659	1,697

Diluted Earnings/(Loss) Per Share — GAAP	$0.42	$(0.43)	$1.11	$0.61
Diluted EPS Attributable to Specified Items	0.04	0.84	0.20	0.91
Diluted Earnings/(Loss) Per Share — Non-GAAP	$0.46	$0.41	$1.31	$1.52

*	Refer to the Specified Items schedules for further details.

BRISTOL-MYERS SQUIBB COMPANY
NET DEBT CALCULATION
AS OF SEPTEMBER 30, 2013 AND JUNE 30, 2013
(Unaudited, dollars in millions)

	September 30, 2013	June 30, 2013
Cash and cash equivalents	$1,771	$1,821
Marketable securities - current	951	978
Marketable securities - long term	3,623	3,223
Cash, cash equivalents and marketable securities	6,345	6,022
Short-term borrowings and current portion of long-term debt	(680)	(764)
Long-term debt	(6,532)	(6,442)
Net debt position	$(867)	$(1,184)